EXHIBIT 99.1

LIVE NATION ENTERTAINMENT ELECTS DANA WALDEN AND PING FU
TO BOARD OF DIRECTORS

LOS ANGELES, CA (June 6, 2018) – Live Nation Entertainment (NYSE: LYV) announced the election of Dana Walden and Ping Fu to its Board of Directors. Each of Walden and Fu bring over 25 years of experience to their board roles.

“Dana and Ping’s extensive experience spanning technology and media will offer new perspectives and bring invaluable expertise to our accomplished Board,” stated Greg Maffei, chairman of the Live Nation Board of Directors.

Ms. Walden has served as Chairman and Chief Executive Officer of Fox Television Group at 21st Century Fox, Inc. since July 2014 and has served on the board of directors at Hulu since November 2017. As Chairman and CEO of FTG, she is responsible for all facets of the FOX broadcast network, home to such hit series as Empire, 9-1-1, The X-Files, Family Guy and the longest-running show on television, The Simpsons, and her purview includes programming, business affairs, marketing and other functions. She also oversees the studio 20th Century Fox Television (TCFTV) and its cable and streaming production unit Fox 21 Television Studios (Fox21TVS), which she has led since 1999 and grew into an industry leader in the production of award-winning and culture-defining hits including 24, Homeland, Glee, Modern Family, American Horror Story and, most recently, breakout series This is Us and 9-1-1. FTG’s content now reaches more than a billion people every day across the world in as many as 180 countries, across six continents, in 30 different languages.

Honored as Inc. magazine’s 2005 Entrepreneur of the Year, Ms. Fu describes herself as an artist and a scientist whose chosen expression is business. In 1997, Ms. Fu co-founded Geomagic, a 3D imaging software company, which was acquired by 3D Systems in February 2013. Geomagic software enables design and production of one-of-a-kind products and services at a cost less than that of mass production. Before co-founding Geomagic, Ms. Fu was program manager of visualization at the National Center for Supercomputing Applications, where she was part of the team that initiated and managed the NCSA Mosaic software project that led to Netscape and Internet Explorer. She has more than 20 years of software industry experience in database, networking, geometry processing and computer graphics. Ms. Fu is actively involved in promoting entrepreneurship and women in mathematics and sciences. Since 2010, she has served on the NACIE (National Advisory Council on Innovation and Entrepreneurship) at the Department of Commerce, is the author of the business book “Bend, Not Break”, and is the holder of five U.S. and international patents. Ms. Fu has received numerous awards for her leadership as an entrepreneur, including the Outstanding American by Choice award from U.S. Citizenship and Immigration Services (USCIS), the Ernst & Young Entrepreneur of the Year Award for the Carolinas, the Women’s Leadership Exchange Compass Award and the Lifetime Achievement Award by Business Leader magazine.

About Live Nation Entertainment
Live Nation Entertainment (NYSE: LYV) is the world’s leading live entertainment company comprised of global market leaders: Ticketmaster, Live Nation Concerts, and Live Nation Sponsorship. For additional information, visit www.livenationentertainment.com.

Live Nation Media Contact:
Carrie Davis
(310) 975-6941
CarrieDavis@LiveNation.com

Live Nation Investor Contact:
Maili Bergman
310.867.7081
IR@livenation.com